Exhibit 99.1
Equity Inns Agrees to Be Acquired by Whitehall
$23.00 Per Share in Cash — Transaction Valued at $2.2 Billion
GERMANTOWN, Tenn.—(BUSINESS WIRE)—Equity Inns, Inc. (NYSE: ENN — News), the third largest hotel real estate investment trust (REIT) based on the number of hotels owned, today announced that it has entered into a definitive merger agreement under which an affiliate of Whitehall Street Global Real Estate Limited Partnership 2007 (“Whitehall”) will acquire Equity Inns, Inc. in a transaction valued at approximately $2.2 billion, including debt.
Under the terms of the agreement, Whitehall will acquire all of the outstanding common shares of Equity Inns, Inc. for $23.00 per share in cash. This represents a premium of approximately 28% over Equity Inns’ 90 day average closing share price and a premium of approximately 19% over Equity Inns’ closing price on June 20, 2007.
Equity Inns intends to pay its regular quarterly common share dividend for the quarter ending June 30, 2007, as previously announced on June 14, 2007 and under the terms of the merger agreement, Equity Inns is permitted to continue to pay regular quarterly dividends to shareholders of up to $0.25 per share, plus a prorated dividend for any partial quarter, prior to the closing of the transaction.
Howard A. Silver, Equity Inns’ President and Chief Executive Officer stated, “After careful and thorough analysis, our Board has endorsed this transaction with Whitehall as being in the best interests of the Company and our shareholders. The Board of Directors has unanimously adopted the agreement and the merger and recommends that Equity Inns’ shareholders approve the agreement and the merger. We are pleased that the offer provides compelling value and we look forward to working with Whitehall to quickly complete the transaction.”
Jonathan Langer, Managing Director of Goldman, Sachs’ Real Estate Principal Investment Area commented, “We are truly excited to add Equity Inns’ hotel assets to our real estate portfolio. Equity Inns’ strategy of aligning itself with the leading brands in the lodging industry has proven highly effective. The Company has demonstrated a solid ability to create value and has strategically positioned itself as a leader in its industry.”
The transaction is subject to certain closing conditions, including the approval of Equity Inns’ shareholders of the agreement and the merger and the satisfaction of other customary closing conditions. There is no financing condition to complete the transaction. The transaction is expected to close promptly following the satisfaction of all closing conditions, which is anticipated to occur in the fourth quarter of 2007.
Pursuant to the terms of the merger agreement, each holder of units of limited partnership interest in the Company’s operating partnership will receive $23.00 per unit in cash and the Company’s Series B and Series C Preferred stock will be converted into shares of preferred stock of the acquiring entity which will have identical dividend and other relative rights, preferences, limitations and restrictions as are provided in the Company’s Series B and Series C Preferred stock.

Merrill Lynch & Co. is acting as the exclusive financial advisor to Equity Inns and Hunton & Williams LLP is the Company’s legal counsel. For Whitehall, Goldman, Sachs & Co. is the exclusive financial advisor and Sullivan & Cromwell LLP is serving as legal advisor.
About Equity Inns
Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company, which ranks as the third largest hotel REIT based on number of hotels owned, currently owns 132 hotels with 15,731 rooms located in 35 states. For more information about Equity Inns, visit the Company’s Web site at www.equityinns.com.
About Whitehall
Since 1991, Goldman, Sachs & Co. (“Goldman Sachs”), through the Whitehall Street Real Estate Funds, has raised over $20.0 billion of discretionary equity capital across 10 funds and has acquired assets that represent a cost basis of approximately $60.0 billion.
Forward Looking Statements
Certain matters discussed in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws and involve risks and uncertainties. The words “may,” “plan,” “project,” “anticipate,” “believe,” “estimate,” “forecast, “expect,” “intend,” “will,” and similar terms are intended to identify forward-looking statements, which include, without limitation, statements concerning our outlook for the hotel industry, acquisition and disposition plans for our hotels and assumptions and forecasts of future results for fiscal year 2007. Forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties which may cause our actual financial condition, results of operations and performance to be materially different from the results of expectations expressed or implied by such statements. Completion of the proposed merger, general economic conditions, future acts of terrorism or war, risks associated with the hotel and hospitality business, the availability of capital, risks associated with our debt financing, hotel operating risks and numerous other factors, may affect our future results and performance and achievements. These risks and uncertainties are described in greater detail in our 2006 Annual Report on Form 10-K filed on February 28, 2007, and our other periodic filings with the United States Securities and Exchange Commission (SEC). We undertake no obligation and do not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Important Information
In connection with the proposed merger, Equity Inns, Inc. will file a proxy statement with the Securities and Exchange Commission. The proxy statement will contain information about Equity Inns, Inc., the proposed merger and related matters. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement from Equity Inns, Inc. by mail, shareholders will be able to obtain the proxy statement, as well as other filings containing information about Equity Inns, Inc., without charge, from the Securities and Exchange Commission’s website (http://www.sec.gov) or, without charge, from Equity Inns, Inc. at www.equityinns.com or by directing such request to Equity Inns, Inc., 7700 Wolf River Boulevard, Germantown, TN 38138, Attention: Investor Relations.
Equity Inns, Inc. and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the merger. Information about Equity Inns, Inc.’s directors and executive officers and their ownership of Equity Inns, Inc.’s common stock is set forth in the proxy statement for Equity Inns, Inc.’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on March 29, 2007 and Equity Inns, Inc.’s Annual Report on Form 10-K, which was filed with the SEC on February 28, 2007. Shareholders may obtain additional information regarding the interests of Equity Inns, Inc. and its directors and executive officers in the merger, which may be different than those of Equity Inns, Inc.’s shareholders generally, by reading the proxy statement and other relevant documents regarding the merger, when filed with the SEC.
Contact:
Integrated Corporate Relations, Inc.
Brad Cohen
203-682-8211 or 901-322-4823
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Source: Equity Inns, Inc.

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